Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-205804

October 7, 2015

NEW BUSINESS NETHERLANDS N.V.

(to be renamed Ferrari N.V.)

Free Writing Prospectus

New Business Netherlands N.V., to be renamed Ferrari N.V. (referred to herein as “us,” “we,” “our” or the “Company”), has filed with the Securities and Exchange Commission (the “SEC”) but has not yet distributed a preliminary prospectus dated July 23, 2015, as amended on August 31, 2015 and September 22, 2015 (the “Preliminary Prospectus”), forming part of the Company’s Registration Statement on Form F-1 (File No. 333-205804) (the “Registration Statement”).

On October 1, 2015, Bloomberg News Enterprise (“Bloomberg News”), a daily online news service, and Adnkronos, an Italian news service (“Adnkronos”), each published articles containing statements attributed to Mr. Sergio Ermotti, Chief Executive Officer of UBS Group AG (“UBS”), an affiliate of UBS Securities, LLC, one of the representatives of the underwriters in the offering described in the Registration Statement. The statements are described in the following paragraph and the full text of the Bloomberg News article and an English translation of the Adnkronos article, which was originally published in Italian, are attached below. All statements made by Mr. Ermotti were made in Italian. Any such statement appearing in English below or in the attached translation of the Adnkronos article has been translated for purposes of disclosure herein. Any such statement appearing in the Bloomberg News article was translated for purposes of publication by Bloomberg News. Any publication by any news service (together with Adnkronos and Bloomberg News, each a “News Service”) that references the statements described in the following paragraph or contained in the articles attached below are subject to the clarifications set forth in this free writing prospectus.

The articles were not prepared or reviewed by the Company, any of its affiliates or UBS prior to publication. UBS has advised the Company that it believes that the following information is appropriate to clarify certain statements included in the articles published by Adnkronos and Bloomberg News. These articles state that, on the sidelines of a conference in Milan, Mr. Ermotti made a statement to the effect that it is “[a]lmost impossible to think that Ferrari IPO can’t be successful.” Mr. Ermotti’s statement was intended to respond to a journalist’s question and solely addressed the likelihood of the offering’s launching, pricing and completion. Adnkronos additionally reported Mr. Ermotti saying that, for Ferrari, this is a great moment (“è un grande momento”). Mr. Ermotti’s statement was solely intended to indicate that the completion of the proposed offering would be a significant event for Ferrari. These statements were not intended to refer to the Company’s business or any other aspect of the transaction.

Bloomberg News and Adnkronos routinely publish business news and are wholly unaffiliated with the Company, UBS and any of the other offering participants, and, as of the date of this free writing prospectus, none of the Company, UBS, any other offering participant, and any of their respective affiliates have made any payment or given any consideration to any News Service in connection with the articles described in this free writing prospectus.

The statements in the articles attributed to or derived from Mr. Ermotti and any other statements in the articles, which represent the author’s or others’ opinions, were not intended to qualify any of the information, including the risk factors, set forth in the Registration Statement or the Preliminary

Prospectus and are not endorsed or adopted by the Company. You should consider statements contained in this free writing prospectus, including those in the attached articles, only after carefully evaluating all of the information in the Registration Statement and any final preliminary prospectus relating to the offering filed pursuant to SEC Rule 424(b) (the “Final Preliminary Prospectus”), including the risk factors described therein.

Forward-Looking Statements

This filing may contain forward-looking statements that reflect expectations and projections about our future results, performance, prospects and opportunities. These statements are not guarantees of future performance, and investors should exercise caution and not place undue reliance on them. Our actual results may differ materially from those expressed in the forward-looking statements due to a number of known and unknown risks, uncertainties and other factors, including the risks and uncertainties discussed in the “Risk Factors” section of the Preliminary Prospectus and our other filings with the SEC. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required to satisfy our obligations under federal securities law.

The Company has filed the Registration Statement (including the Preliminary Prospectus) (File No. 333-205804) with the SEC for the offering to which this communication relates. A Final Preliminary Prospectus has not been filed. Before you invest, you should read the Final Preliminary Prospectus, the Registration Statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the Final Preliminary Prospectus when it is available if you request it by contacting UBS Securities, LLC, Attention: Prospectus Department, 1285 Avenue of the Americas, New York, New York 10019, or by calling toll-free at 1-888-827-7275 or BofA Merrill Lynch, by calling toll-free at 1-866-500-5408 or via email: dg.prospectus_requests@baml.com.

Full Text of Bloomberg News Article

UBS CEO Sees Successful Ferrari IPO; Important Project for Fiat

Bloomberg News Enterprise Oct 01 2015 05:15:23 (EDT)

By Sonia Sirletti and Tommaso Ebhardt

(Bloomberg) — “Almost impossible to think that Ferrari IPO can’t be successful,” UBS Group AG CEO Sergio Ermotti tells Bloomberg News at Milan conference.

•	“Ferrari is big brand, big company; this is a very important project not just for Ferrari but for the entire Fiat group.

•	IPO “is a challenge we embrace”

•	FCA shares rise 4.2% in Milan at 11 a.m. after climbing as as [sic] much as 5% earlier

•	NOTE: UBS is global lead coordinator of Ferrari IPO

•	Ferrari IPO Said Set to Sell Out Even After VW’s Sharp Fall NSN NVI7K56K50Y4

For Related News and Information: First Word scrolling panel: FIRST First Word newswire: NH BFW

To contact the reporters on this story: Sonia Sirletti in Milan at +39-02-8064-4206 or ssirletti@bloomberg.net; Tommaso Ebhardt in Milan at +39-02-8064- 4231 or tebhardt@bloomberg.net To contact the editors responsible for this story: Elisa Martinuzzi at +39-02-8064-4218 or emartinuzzi@bloomberg.net Dan Liefgreen

Text of English Translation of Adnkronos Article

Ferrari: Ermotti (UBS); a story that speaks for itself, confident for IPO

October 1, 2015 at 13:55 (CEST)

Adnkronos - General News

GENNEW

Italian

Copyright 2015 Adnkronos

Rho, Oct. 1 (AdnKronos) - “It is a historic great moment for Ferrari and Fiat” and this is why there is confidence for the Ferrari IPO, a company with “a story that speaks for itself”. Sergio Ermotti, CEO of UBS, answered journalists on the sidelines of a sovereign wealth fund event held today at Expo, when asked if he was confident for the listing. “How could I not be? We are as among the advisors working (on the deal),” the banker said.